Exhibit 10.17
SECOND AMENDMENT TO CREDIT AGREEMENT
This SECOND AMENDMENT TO CREDIT AGREEMENT (the “Amendment”), dated this 19th day of November, 2010, is by and among SL INDUSTRIES, INC., a New Jersey corporation (“Parent Borrower”), the Subsidiaries of the Parent Borrower party hereto (each a “Subsidiary Borrower” and collectively, the “Subsidiary Borrowers” and together with the Parent Borrower, each a “Borrower” and collectively, the “Borrowers”), the lenders party hereto, being not less than the Majority Lenders (the “Amendment Lenders”), and BANK OF AMERICA, N.A., a national banking association (acting in its capacity as administrative agent for the Lenders, the “Agent”).
BACKGROUND
A. Pursuant to that certain Amended and Restated Revolving Credit Agreement entered into as of October 23, 2008, by and among the Borrowers, the Lenders, and the Administrative Agent, as amended by a First Amendment and Waiver under Credit Agreement, dated August 12, 2009 (as amended, modified, restated or otherwise supplemented from time to time, the “Credit Agreement”), the Lenders agreed, inter alia, to extend to the Borrowers a revolving credit facility of Forty Million Dollars ($40,000,000).
B. The Borrowers have requested, and the Amendment Lenders have agreed, upon the terms and subject to the conditions set forth herein, to allow Parent Borrower to issue one or more dividends and/or purchase its registered capital stock then issued and outstanding in an amount not in excess, in the aggregate, of Thirteen Million Dollars ($13,000,000), prior to the Maturity Date.
C. In July of 2010 the Subsidiary Borrower SLW Holdings, Inc. was dissolved and liquidated, in accordance with the New Jersey Business Corporation Act, by its Board of Directors and with the written consent of the Subsidiary Borrower SLGC Holdings, Inc., as its sole shareholder.
NOW, THEREFORE, for value received, and in consideration of Loans made or to be made, and other credit accommodations given or to be given, to the Borrowers by the Lenders from time to time, each Borrower, each Amendment Lender and the Agent hereby agree as follows:
1. Definitions. Except as expressly set forth herein, all capitalized terms used and not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.
2. Amendment to Section 6.10 of the Credit Agreement. Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 6.10 Use of Proceeds. The proceeds of the Loans may be used for Permitted Acquisitions, permitted Restricted Payments, capital expenditures, general corporate purposes and working capital purposes. No proceeds of any Loan shall be used for any illegal purposes.

3. Amendment to Section 7.1(c) of the Credit Agreement. Section 7.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(c) Minimum Net Worth. As of each fiscal quarter end, the total amount of stockholders equity of the Parent Borrower and its Subsidiaries, on a consolidated basis, shall be not less than:
(i) Thirty-Seven Million Dollars ($37,000,000); plus
(ii) an amount equal to 50% of the cumulative amount of Net Income (which shall not be reduced by the amount of any net loss for any fiscal quarter) of the Parent Borrower and its Subsidiaries, on a consolidated basis, for the period commencing on October 1, 2010, and ending on the date of determination; minus
(iii) the aggregate amount of Restricted Payments paid after November  _____  , 2010, pursuant to Section 9.4(a) hereof.
4. Amendment to Section 9.3(h) of the Credit Agreement. Section 9.3(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(h) prior to November 1, 2010, make Permitted Acquisitions and Investments in Foreign Subsidiaries; and
5. Amendment to Section 9.4(a) of the Credit Agreement. Section 9.4(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a) so long as no Default or Event of Default then exists or would be caused thereby, the Parent Borrower may (i) prior to November 1, 2010, purchase its registered capital stock then issued and outstanding in an amount not in excess of Twenty Million Dollars ($20,000,000), and (ii) during the period from November 1, 2010 through October 1, 2011, issue one or more dividends and/or purchase its registered capital stock then issued and outstanding in an amount not in excess, in the aggregate, of Thirteen Million Dollars ($13,000,000);
6. Amendment to Section 9.10 of the Credit Agreement. The phrase “either (a) a Material Adverse Change or (b) liabilities to the Borrowers in excess of Ten Million Dollars ($10,000,000)” in Section 9.10 of the Credit Agreement is hereby replaced with the phrase “a Material Adverse Change”.

7. Amendment to Section 11.1 of the Credit Agreement. The definition of “EBIT” in Section 11.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“EBIT” means, for any Person for any period:
(a) the Net Income of such Person for such period (before deducting fees either paid in cash or deferred during the applicable period under the Management Agreement referenced in Section 9.5); plus
(b) the sum of the following, to the extent deducted in the computation of such Net Income: (i) Interest Expense; and (ii) income taxes including (with respect to each Subsidiary Borrower) any amounts payable or paid to Parent Borrower for such taxes (but, if there is a net tax benefit, that should be deducted from Net Income in calculating EBIT); plus
(c) non-cash charges with respect to liabilities arising under Environmental Laws that require an accrual of or a reserve for cash charges for any future periods; less
(d) the amount of all cash payments made during the applicable period to the extent such payments relate to non-cash charges with respect to liabilities arising under Environmental Laws that were added back in determining EBIT for such period or any prior period.
8. Amendment to Section 11.1 of the Credit Agreement. The phrase “excluding non-cash charges” in Subsection (b)(vi)(B) of the definition of “EBITDA” in Section 11.1 of the Credit Agreement is hereby replaced with the phrase “excluding non-cash charges (other than with respect to liabilities arising under Environmental Laws)”.
9. No Waiver. No Default or Event of Default exists immediately before or immediately after the date hereof. Nothing in this Amendment nor any communication between the Agent, any Lender, the Loan Parties or any of their respective officers, agents, employees or representatives shall be deemed to constitute a waiver of: (i) any Default or Event of Default arising as a result of the foregoing representation proving to be false or incorrect in any material respect; or (ii) any rights or remedies which the Agent or any Lender has against the Loan Parties under the Credit Agreement or any other Loan Document and/or applicable law, with respect to any such Default or Event of Default arising as a result of the foregoing representation proving to be false or incorrect in any material respect.
10. Representations and Warranties. Each of the Borrowers hereby represents and warrants to the Agent and the Lenders that: (i) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof; (ii) there is no Default or Event of Default under the Credit Agreement; (iii) each Borrower has the corporate or limited liability company power necessary to execute, deliver this Amendment, to the extent each is a party thereto; and (iv) the execution, delivery and performance of this Amendment have been duly authorized by the applicable governing body of each Borrower, and when executed, this Amendment will constitute the valid, binding and enforceable obligations of each Borrowers.

11. Further Agreements and Representations. Each of the Borrowers hereby, jointly and severally:
(a) ratifies, confirms and acknowledges that the Credit Agreement, as amended hereby, and all other Loan Documents continue to be valid, binding and in full force and effect as of the date hereof, and enforceable in accordance with their terms;
(b) covenants and agrees to perform all of their respective obligations under the Credit Agreement, as amended hereby, and all other Loan Documents;
(c) acknowledges and agrees that as of the date hereof, no Borrower has any defense, set-off, counterclaim or challenge against the payment of any sums owing to the Agent or the Lenders or the enforcement of any of the terms of the Credit Agreement, as amended hereby, or any of the other Loan Documents;
(d) acknowledges and agrees that all Loans presently or hereafter outstanding under the Loan Documents shall continue to be secured by the Collateral;
(e) acknowledges and agrees that this Amendment does not constitute a novation of the Loans;
(f) ratifies, confirms and continues all rights and remedies granted to the Agent and the Lenders in the Loan Documents; and
(g) ratifies and confirms all waivers made by the Borrowers in the Loan Documents.
12. Conditions to Effectiveness of this Amendment. The Agent’s and the Amendment Lenders’ obligations hereunder are conditioned upon the satisfaction by the Borrowers of the following conditions precedent:
(a) receipt by the Agent of this Amendment, duly executed by each of the Borrowers and Majority Lenders;
(b) the Borrowers shall have paid to the Agent for the ratable benefit of the Amendment Lenders an amendment and waiver fee equal to 0.125% of the Commitments of the Amendment Lenders, which shall be fully earned upon each such Amendment Lender’s execution of this Amendment, together with all reasonable out of pocket expenses of the Administrative Agent incurred in connection with this Amendment, including, without limitation, the reasonable fees and expenses of Administrative Agent’s counsel; and
(c) receipt by the Agent of such additional agreements, instruments, documents, writings and actions as the Agent and the Lenders may reasonably request.

13. Miscellaneous.
(a) No reference to this Amendment need be made in the Credit Agreement or in any other Loan Document.
(b) This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Loan Party shall assign its rights or obligations under this Amendment.
(c) This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to the choice of law doctrine of the Commonwealth of Pennsylvania.
(d) This Amendment may be executed in any number of counterparts with the same effect as if all the signatures on such counterparts appeared on one document and each such counterpart shall be deemed an original. Any signature on this Amendment, delivered by any party by facsimile transmission shall be deemed to be an original signature thereto.
(e) To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Loan Documents, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Credit Agreement and any other Loan Documents not inconsistent herewith shall remain in full force and effect.
(f) This Amendment is the entire agreement between the parties relating to the subject matter hereof, incorporates or rescinds all prior agreements and understandings between the parties hereto relating to the subject matter hereof, cannot be changed or terminated orally or by course of conduct, and shall be deemed effective as of the date it is accepted by the Agent.
(g) Except as expressly set forth herein, neither the execution, delivery or performance of this Amendment, nor anything contained herein, shall be construed as or shall operate as a course of conduct, course of dealing or a consent to or waiver of any provision of, or any right, power or remedy of the Agent or any Lender under, the Credit Agreement and the agreements and documents executed in connection therewith.
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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Credit Agreement to be duly executed as of the date first above written.

Parent Borrower:
SL INDUSTRIES, INC.

By:	/s/ Louis J. Belardi

	Name:	Louis J. Belardi
	Title:	Chief Financial Officer

Subsidiary Borrowers:
SL DELAWARE, INC.
SL DELAWARE HOLDINGS, INC.
MTE CORPORATION
RFL ELECTRONICS INC.
SL MONTEVIDEO TECHNOLOGY, INC.
CEDAR CORPORATION
TEAL ELECTRONICS CORPORATION
MEX HOLDINGS LLC
SL POWER ELECTRONICS CORPORATION
SLGC HOLDINGS, INC.
SL AUBURN, INC.
SL SURFACE TECHNOLOGIES, INC.

By:	/s/ Louis J. Belardi

	Name:	Louis J. Belardi
	Title:	Authorized Officer
[Signature page to Second Amendment to Credit Agreement]

BANK OF AMERICA, N.A., in its capacity as Agent

By:	/s/ Andrew Richards

	Name:	Andrew Richards
	Title:	Senior Vice President
[Signature page to Second Amendment to Credit Agreement]

BANK OF AMERICA, N.A., in its capacity as a Lender

By:	/s/ Andrew Richards

	Name:	Andrew Richards
	Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Kirk M. Mader

	Name:	Kirk M. Mader
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Jeff Kalinowski

	Name:	Jeff Kalinowski
	Title:	Senior Vice President